================================================================================


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              ------------------
                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                              ------------------

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 17, 1998

                                  TREEV, INC.
            (Exact name of registrant as specified in its charter)

               DELAWARE                   0-22970           54-1590649
    (State or other jurisdiction of     (Commission      (I.R.S. Employer
    incorporation or organization)      File Number)  Identification Number)




   500 HUNTMAR PARK DRIVE, HERNDON,                            20170
               VIRGINIA                                     (Zip code)
    (Address of principal executive
               offices)



                                (703) 478-2260
             (Registrant's telephone number, including area code)


================================================================================

ITEM 5.   OTHER EVENTS.

Nasdaq has indicated that because the Company's stock has traded below the Nasdaq minimum bid price of $1.00, the Company is not currently in compliance with the minimum bid price requirement to maintain listing on the Nasdaq National Market System. Nasdaq indicated further that if, on or before October 7, 1998, the Company's Common Stock is not in compliance for at least 10 consecutive trading days, the Company's Stock will be delisted at the
opening of business on October 9.   In an effort to maintain its listing, the
Company intends to request a hearing before October 7, 1998 if the Company is out of compliance at that time. The Company understands that, under Nasdaq procedures, the Company's Common Stock will continue to trade on Nasdaq pending the outcome of that hearing. The Company will also file preliminary proxy materials with the SEC to seek shareholder approval to effect a reverse stock split.

The Company believes that if a reverse stock split is approved by shareholders and implemented, the Company's Common Stock will trade at a price above the minimum required bid price for continued listing on the Nasdaq National Market System. However, no assurance can be given that the market price would rise in proportion to the reverse split or remain at levels necessary for such continued listing. Any inability to trade on Nasdaq would likely adversely effect the market price and liquidity of the Common Stock.

The Company will request a hearing with respect to delisting, and the Company will pursue the shareholders' approval of the reverse stock split during the period prior to the hearing. In the event that the Company's Common Stock trades at a minimum price of more that $1.00 for a period of 10 consecutive trading days, and the Company is thereby able to maintain its Nasdaq National Market System listing, the Company will reassess whether to proceed with the contemplated reverse stock split.

On September 17, 1998, the Company secured new equity financing through a private placement of convertible preferred stock. A portion of the proceeds from this sale will be used to redeem two classes of convertible preferred stock, Series K and Series L, carrying variable conversion rates. Under the terms of the new $10,000,000 equity transaction, the Company intends to use approximately $7,100,000 to redeem its Series K and Series L Convertible Preferred Stock and retain $2,900,000 for working capital needs. The Company has issued the notice of redemption to the holders of the Series K and Series L Convertible Preferred Stock and expects to complete the redemption and pay the redemption price on September 25, 1998. The new equity financing was made by a long-term individual TREEV investor who will receive Series N Convertible Preferred Stock. When the Company completes the redemption, the Company will have the remaining $2,900,000 in working capital from the equity investment, which it believes should meet its working capital needs for the remainder of 1998.

The new Series N Convertible Preferred Stock has a fixed price conversion rate. Under the terms of the private placement, the fixed conversion rate will be $.6412, which was based on the volume weighted average sales price of TREEV Common Stock on September 16, 1998. A total of 15,595,760 shares of Common Stock is issuable on conversion of the Series N stock.

The Series N Convertible Preferred Stock was not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. Although the Company has used its best efforts to be accurate in making these forward looking statements, it is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition to those factors, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain customers; ability to attract business partners and maintain and increase their levels of sales and marketing; ability to attract and retain personnel, including key management personnel; maintenance of the Company's Nasdaq listing; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q.

ITEM 7.        EXHIBITS

99.1 Press Release, dated September 17, 1998, of TREEV, Inc.

99.2 Press Release, dated September 18, 1998, of TREEV, Inc.


                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, TREEV, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                        TREEV, INC.


Date: September 18, 1998                By: /s/ Jorge R. Forgues
                                            -------------------------
                                        Jorge R. Forgues
                                        Senior Vice President of Finance and
                                        Administration, Chief Financial Officer
                                        and Treasurer
                                        (Principal Financial Officer and
                                        Chief Accounting Officer)